AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 1998

                                                REGISTRATION NO. 333-44113

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                            HEWLETT-PACKARD COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     CALIFORNIA                                            94-1081436
          (State or other jurisdiction of                               (I.R.S. employer
           incorporation or organization)                            identification number)

                              3000 HANOVER STREET
                              PALO ALTO, CA 94304
                                (650) 857-1501
  (Address including zip code, and telephone number, including area code, of
                  Principal Executive Offices of Registrant)

                                --------------

                            D. CRAIG NORDLUND, ESQ.
                    ASSOCIATE GENERAL COUNSEL AND SECRETARY
                            HEWLETT-PACKARD COMPANY
                              3000 HANOVER STREET
                              PALO ALTO, CA 94304
                                (650) 857-1501
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                                --------------

                                  COPIES TO:

                ANN O. BASKINS, ESQ.                                 DOUGLAS D. SMITH, ESQ.
                MARIE OH HUBER, ESQ.                                GREGORY J. CONKLIN, ESQ.
              HEWLETT-PACKARD COMPANY                              GIBSON DUNN & CRUTCHER LLP
                3000 HANOVER STREET                           ONE MONTGOMERY STREET, TELESIS TOWER
                PALO ALTO, CA 94304                                  SAN FRANCISCO, CA 94104
             TELEPHONE: (650) 857-1501                              TELEPHONE: (415) 393-8200

                                --------------

  Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 25, 1998
P R O S P E C T U S

                                 $2,000,000,000

                       [LOGO OF HEWLETT PACKARD COMPANY]

                     LIQUID YIELD OPTION(TM) NOTES DUE 2017
                          (ZERO COUPON--SUBORDINATED)

  This Prospectus relates to $2,000,000,000 aggregate principal amount at maturity of Liquid Yield Option(TM) Notes ("LYONs") of Hewlett-Packard Company, a California corporation (the "Company" or "Hewlett-Packard"), that may be offered and sold from time to time by the several holders thereof (the "Selling Holders"). The LYONs were issued or deemed issued by the Company on October 14, 1997 pursuant to an Indenture, dated October 14, 1997 (the "Indenture"), between the Company and Chase Manhattan Bank and Trust Company, National Association, as trustee (the "Trustee"), at the issue price of $537.85 per $1,000 principal amount at maturity (the "Issue Price"). There will be no periodic payments of interest unless the Company elects to make such payments after a Tax Event (as defined herein) has occurred. The LYONs will mature on October 14, 2017. The Issue Price of each LYON represents a yield to maturity of 3.125% per annum (computed on a semiannual bond equivalent basis) calculated from October 14, 1997. The LYONs are subordinated to all existing and future Senior Indebtedness (as defined herein) of the Company. The LYONs are also effectively subordinated to all existing and future liabilities of the Company's subsidiaries. At December 31, 1997, the Company and its subsidiaries had outstanding approximately $4.4 billion of indebtedness (excluding obligations under foreign exchange and interest rate swap contracts), of which approximately $1.1 billion relates to the LYONs. See "Description of LYONs-- Subordination of LYONs." The Company will not receive any proceeds from sales of the LYONs by the Selling Holders. The Company has agreed to bear certain expenses in connection with the registration of the LYONs being offered and sold by the Selling Holders.

  Each LYON is convertible at the option of the holder thereof (the "Holder") at any time on or prior to maturity, unless previously redeemed or otherwise purchased. Upon conversion, the Company may elect to deliver common stock, par value $1.00 per share, of the Company (the "Common Stock") at a conversion rate of 5.430 shares per $1,000 principal amount at maturity (the "Conversion Rate") or cash in an amount based upon the value of the shares of Common Stock into which the LYONs are convertible. The Conversion Rate will not be adjusted for accrued Original Issue Discount (as defined herein) but will be subject to adjustment upon the occurrence of certain events affecting the Common Stock. Upon conversion, a Holder will not receive any cash payment representing accrued Original Issue Discount; such accrued Original Issue Discount will be deemed paid by the Common Stock or cash received on conversion. See "Description of LYONs--Conversion Rights." The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "HWP".

                                                        (continued on next page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE LYONS AND COMMON STOCK OFFERED HEREBY.

                                 ------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

                   THE DATE OF THIS PROSPECTUS IS     , 1998.

------
(TM)Trademark of Merrill Lynch & Co., Inc.

(continued from preceding page)

  Each LYON will be purchased by the Company, at the option of the Holder, on October 14, 2000 (the "Purchase Date") for a Purchase Price per LYON of $590.29 (which amount represents the Issue Price plus accrued Original Issue Discount to the Purchase Date). The Company, at its option, may elect to pay the Purchase Price on the Purchase Date in cash or shares of Common Stock based on the market value thereof, or in any combination thereof. See "Description of LYONs--Purchase of LYONs at the Option of the Holder." In addition, as of 35 business days after the occurrence of any Change in Control (as defined herein) of the Company occurring on or prior to October 14, 2000, each LYON will be purchased for cash by the Company, at the option of the Holder, for a Change in Control Purchase Price (as defined herein) equal to the Issue Price plus accrued Original Issue Discount to the date set for such purchase. In certain circumstances, the Company's ability to pay the Change in Control Purchase Price may be limited. See "Description of LYONs--Change in Control Requires Purchase of LYONs at the Option of the Holder."

  The LYONs are not redeemable by the Company prior to October 14, 2000. On and after such date, the LYONs are redeemable for cash at any time at the option of the Company, in whole or in part, at Redemption Prices equal to the Issue Price plus accrued Original Issue Discount to the date of redemption. See "Description of LYONs--Redemption of LYONs at the Option of the Company."

  From and after a Tax Event, at the option of the Company, interest in lieu of future Original Issue Discount shall accrue on each LYON from the Option Exercise Date (as defined herein) at 3.125% per annum on the Restated Principal Amount (as defined herein) and shall be payable semiannually on each Interest Payment Date (as defined herein) to Holders of record at the close of business on each Regular Record Date (as defined herein) immediately preceding such Interest Payment Date. See "Description of LYONs--Optional Conversion to Semiannual Coupon Note upon Tax Event."

  For a discussion of certain United States federal income tax considerations for Holders of LYONs, see "Certain United States Federal Income Tax Considerations."

  This Prospectus and the Registration Statement of which this Prospectus forms a part will not be available for sales during the periods:

            April 15, 1998               through                       May 19, 1998
            July 15, 1998                through                       August 18, 1998
            October 14, 1998             through                       November 17, 1998
            January 18, 1999             through                       February 17, 1999
            April 14, 1999               through                       May 18, 1999
            July 16, 1999                through                       August 17, 1999
            October 14, 1999             through                       November 16, 1999

  In addition, the Company has the right to suspend sales under the Registration Statement up to an aggregate of 30 days in each twelve-month period under certain circumstances. See "Description of the LYONs-- Registration Rights." Therefore, any sales of LYONs or Common Stock issued upon conversion of the LYONs may only be offered or sold during the foregoing periods pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

  The LYONs and Common Stock issued upon conversion of the LYONs may be offered for sale and sold by the Selling Holders from time to time in varying amounts at prices and on terms to be determined at the time of sale. To the extent required, the name(s) of the Selling Holder(s), the number of LYONs or shares of Common Stock to be sold, the purchase price, the public offering price, if applicable, the name of any agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation thereto with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). See "Plan of Distribution." The Company will not receive any proceeds from any sale of LYONs or Common Stock hereunder.

  Selling Holders and any broker-dealers or agents that participate with a Selling Holder in the distribution of any of the LYONs or Common Stock issued upon conversion of the LYONs may be deemed to be "underwriters" within the meaning of the Securities Act and any discount or commission received by them and any profit on the resale of the LYONs or Common Stock issued upon conversion of the LYONs purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company is required to file periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at the above Washington, D.C. address at prescribed rates. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy statements and other information filed electronically with the Commission. The address of such Web site is http://www.sec.gov. Such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005 and the Pacific Exchange, Inc., 301 Pine Street, San Francisco, CA 94104 and 233 South Beaudry Avenue, Los Angeles, California 90012.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed by the Company with the Commission and are hereby incorporated herein by reference:

  (a) Annual Report on Form 10-K for the year ended October 31, 1997;

  (b) Current Report on Form 8-K dated October 7, 1997; and

  (c) The description of the Common Stock contained in (i) the Registration Statement filed with the Commission on or about November 6, 1957, and
      (ii) the Amended and Restated Articles of Incorporation which appeared as Exhibit 3(a) to the Annual Report on Form 10-K for the fiscal year ended October 31, 1996.

  In addition to the foregoing, all documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the LYONs and Common Stock issued upon conversion of the LYONs shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

  This Prospectus incorporates documents by reference with respect to the Company that are not presented herein or delivered herewith. These documents (other than the exhibits to any such document, unless specifically requested) are available without charge to any person, including any beneficial Holder to whom this Prospectus is delivered, upon written or oral request to Hewlett-Packard Company, 3000 Hanover Street, Palo Alto, California 94304, telephone number (650) 857-1501, Attention: Investor Relations.

                                 RISK FACTORS

  Prospective investors should carefully consider the following matters, together with all other information set forth in this Prospectus.

  Competition. Hewlett-Packard encounters aggressive competition in all areas of its business activity. The Company's competitors are numerous, ranging from some of the world's largest corporations to many relatively small and highly specialized firms. Hewlett-Packard competes primarily on the basis of technology, performance, price, quality, reliability, distribution and customer service and support. Product life cycles are short and, to remain competitive, the Company will be required to develop new products, periodically enhance its existing products and compete effectively on the basis of the factors described above. In particular, Hewlett-Packard anticipates that it will have to continue to adjust prices of many of its products to stay competitive and it will have to effectively manage financial returns with reduced gross margins.

  New Product Introduction. Hewlett-Packard's future operating results may be adversely affected if it is unable to continue to develop, manufacture and market innovative products and services rapidly that meet customer requirements for product performance and reliability. The process of developing new high technology products and solutions is inherently complex and uncertain. It requires accurate anticipation of customers' changing needs and emerging technological trends. Hewlett-Packard consequently must make long-term investments and commit significant resources before knowing whether its predictions will eventually result in products that achieve market acceptance. After a product is developed, the Company must quickly manufacture sufficient volumes at acceptable costs. This is a process that requires accurate forecasting of volumes, mix of products and configurations. Moreover, the supply and timing of a new product or service must match customers' demand and timing for the particular product or service. Given the wide variety of systems, products and services Hewlett-Packard offers, the process of planning production and managing inventory levels becomes increasingly difficult.

  Inventory Management. Inventory management has become increasingly complex as Hewlett-Packard continues to sell a greater mix of products, especially printers and personal computers, through third-party distribution channels. Resellers constantly adjust their ordering patterns in response to the Company's and its competitors' supply into the channel and the timing of their new product introductions and relative feature sets, as well as seasonal fluctuations in end-user demand such as the back-to-school and holiday selling periods. Resellers may increase orders during times of shortages, cancel orders if the channel is filled with currently available products, or delay orders in anticipation of new products. Any excess supply could result in price reductions and inventory writedowns, which in turn could adversely affect the Company's gross margins.

  Short Product Life Cycle. The short life cycles of many of Hewlett-Packard's products pose a challenge for the effective management of the transition from existing products to new products and could adversely affect its future operating results. Product development or manufacturing delays, variations in product costs, and delays in customer purchases of existing products in anticipation of new product introductions are among the factors that make a smooth transition from current products to new products difficult. In addition, the timing of competitors' introductions of new products and services may negatively affect the Company's future operating results, especially when these introductions coincide with periods leading up to Hewlett-Packard's own introduction of new or enhanced products. Furthermore, some of Hewlett-Packard's own new products may replace or compete with certain of its current products.

  Intellectual Property. Hewlett-Packard generally relies upon patent, copyright, trademark and trade secret laws in the United States and in selected other countries to establish and maintain its proprietary rights in its technology and products. However, there can be no assurance that any of the Company's proprietary rights will not be challenged, invalidated or circumvented, or that any such rights will provide significant competitive advantages. Moreover, because of the rapid pace of technological change in the information technology industry, many of Hewlett-Packard's products rely on key technologies developed by others. There can be no assurance that the Company will be able to continue to obtain licenses to such technologies. In addition, from time to time the Company receives notices from third parties regarding patent or copyright claims. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources and cause the Company to incur significant expenses. In the event of a successful claim of infringement against Hewlett-Packard and failure or inability of Hewlett-Packard to license the infringed technology or to substitute similar noninfringing technology, the Company's business could be adversely affected.

  Reliance on Suppliers. Portions of Hewlett-Packard's manufacturing operations are dependent on the ability of suppliers to deliver quality components, subassemblies and completed products in time to meet critical manufacturing and distribution schedules. Hewlett-Packard periodically experiences constrained supply of certain component parts in some product lines as a result of strong demand in the industry for those parts. Such constraints, if persistent, may adversely affect the Company's operating results until alternative sourcing can be developed. In order to secure components for production and introduction of new products, Hewlett-Packard at times makes advance payments to certain suppliers, and often enters into noncancelable purchase commitments with vendors for such components. Volatility in the prices of these component parts, the possible inability of the Company to secure enough components at reasonable prices to build new products in a timely manner in the quantities and configurations demanded or, conversely, a temporary oversupply of these parts, could adversely affect its future operating results.

  Reliance on Third-Party Distributor Channels. The Company continues to expand into third-party distribution channels to accommodate changing customer preferences. As a result, the financial health of resellers of Hewlett-Packard products, and the Company's continuing relationships with such resellers, are becoming more important to its success. Some of these companies are thinly capitalized and may be unable to withstand changes in business conditions. Hewlett-Packard's financial results could be adversely affected if the financial condition of certain of these resellers substantially weakens or if its relationship with such resellers deteriorates.

  International. Sales outside the United States make up more than half of Hewlett-Packard's revenues. In addition, a portion of the Company's product and component manufacturing, along with key suppliers, are located outside the United States. Accordingly, Hewlett-Packard's future results could be adversely affected by a variety of factors, including changes in a specific country's or region's political or economic conditions, trade protection measures, import or export licensing requirements, the overlap of different tax structures, unexpected changes in regulatory requirements and natural disasters.

  Derivative Financial Instruments. The Company is also exposed to foreign currency exchange rate risk inherent in its sales commitments, anticipated sales and assets and liabilities denominated in currencies other than the U.S. dollar, as well as interest rate risk inherent in the Company's debt, investment and finance receivable portfolios. As more fully described in the notes to the Company's annual and interim financial statements incorporated by reference in this Prospectus, the Company's risk management strategy utilizes derivative financial instruments, including forwards, swaps, and purchased options to hedge certain foreign currency and interest rate exposures, with the intent of offsetting gains and losses that occur on the underlying exposures with gains and losses on the derivative contracts hedging them. The Company does not enter into derivatives for trading purposes.

  The Company has performed a sensitivity analysis assuming a hypothetical 10% adverse movement in foreign exchange rates and interest rates applied to the hedging contracts and underlying exposures described above. As of October 31, 1997, the analysis indicated that such market movements would not have a material effect on the Company's consolidated financial position, results of operations or cash flows. Actual gains and losses in the future may differ materially from that analysis, however, based on changes in the timing and amount of interest rate and foreign currency exchange rate movements and the Company's actual exposures and hedges.

  Acquisition, Strategic Alliances, Joint Ventures and Divestitures. As a matter of course, Hewlett-Packard frequently engages in discussions with a variety of parties relating to possible acquisitions, strategic alliances, joint ventures and divestitures. Although consummation of any transaction is unlikely to have a material effect on Hewlett-Packard's results as a whole, the implementation or integration of a transaction may contribute to its results differing from the investment community's expectation in a given quarter. Divestitures may result in the cancellation of orders and charges to earnings. Acquisitions and strategic alliances may require, among other things, integration or coordination with a different company culture, management team organization and business infrastructure. They may also require the development, manufacture and marketing of product offerings with Hewlett-Packard's products in a way that enhances the performance of the combined business or product line. Depending on the size and complexity of the transaction, successful integration depends on a variety of factors, including the hiring and retention of key employees, the management of geographically separate facilities, and the integration or coordination of different research and development and product manufacturing facilities. All of these efforts require varying levels of management resources, which may temporarily adversely impact other business operations.

  Earthquake. A portion of Hewlett-Packard's research and development activities, its corporate headquarters, other critical business operations and certain of its suppliers are located near major earthquake faults. The ultimate impact on the Company, its significant suppliers and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake. Hewlett-Packard is predominantly self-insured for losses and interruptions caused by earthquakes.

  Environmental. Certain of Hewlett-Packard's operations involve the use of substances regulated under various federal, state and international laws governing the environment. It is the Company's policy to apply strict standards for environmental protection to sites inside and outside the U.S., even if not subject to regulations imposed by local governments. The liability for environmental remediation and related costs is accrued when it is considered probable and the costs can be reasonably estimated. Environmental costs are presently not material to the Company's operations or financial position.

  Year 2000. Many computer systems experience problems handling dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. The company is assessing both the internal readiness of its computer systems and the compliance of its computer products and software sold to customers for handling the year 2000. The Company expects to implement successfully the systems and programming changes necessary to address year 2000 issues and does not believe that the cost of such actions will have a material effect on the Company's results of operations or financial condition. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the implementation of such changes, and the Company's inability to implement such changes could have an adverse effect on future results of operations.

  The Company is also assessing the possible effects on the Company's operations of the year 2000 readiness of key suppliers and subcontractors. The Company's reliance on suppliers and subcontractors, and, therefore, on the proper functioning of their information systems and software, means that failure to address year 2000 issues could have a material impact on the Company's operations and financial results; however, the potential impact on, and related costs to, the Company are not known at this time.

  Quarterly Fluctuations and Volatility of Stock Price. Although Hewlett-Packard believes that it has the product offerings and resources needed for continuing success, future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its operations, which could cause period-to-period fluctuations in operating results. Hewlett-Packard's stock price, like that of other technology companies, is subject to significant volatility. The announcement of new products, services or technological innovations by Hewlett-Packard or its competitors, quarterly variations in its results of operations, changes in revenue or earnings estimates by the investment community and speculation in the press or investment community are among the factors affecting its stock price. In addition, the stock price may be affected by general market conditions and domestic and international macroeconomic factors unrelated to Hewlett-Packard's performance. Because of the foregoing reasons, recent trends should not be considered reliable indicators of future stock prices or financial results.

  Subordination of LYONs to Other Indebtedness. The LYONs are general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of Hewlett-Packard. Under the Indenture, upon any distribution of the Company's assets in the event of: (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its creditors, or to its assets, or (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company, then the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts will have been provided for, before the Holders will be entitled to receive any payment or distribution with respect to any LYONs. At December 31, 1997, there was approximately $4.4 billion of indebtedness outstanding (excluding obligations under foreign exchange and interest rate swap contracts), of which approximately $1.1 billion relates to the LYONs. In addition, the LYONs are effectively subordinated to the claims of all creditors of the Company's subsidiaries, including trade creditors. The Indenture does not restrict the future incurrence of Senior Indebtedness or other indebtedness by Hewlett-Packard or any of its subsidiaries. See "Description of LYONs-- Subordination of LYONs."

  A significant percentage of the assets and revenues of Hewlett-Packard is held by or derived from the operations of its subsidiaries. As a result, trade creditors and other creditors of these subsidiaries may have claims that are effectively superior to those of the Holders in respect of their LYONs, whose recourse to the assets and revenues of these subsidiaries is derived solely from the equity interest therein of Hewlett-Packard.

                                  THE COMPANY

  Hewlett-Packard was incorporated in 1947 under the laws of the State of California as the successor to a partnership founded in 1939 by William R. Hewlett and David Packard. On a worldwide basis, the Company designs, manufactures and services equipment and systems for measurement, computation and communications. The Company offers a wide variety of systems and standalone products, including computer systems, personal computers, printers and other hardcopy and imaging products, calculators and other personal information products, electronic test equipment and systems, medical electronic equipment, components based on optoelectronic, silicon and compound semiconductor technologies, and instrumentation for chemical analysis. Services such as systems integration, selective-outsourcing management, consulting, education, product financing and rentals, as well as customer support and maintenance, are also an integral part of the Company's offerings.

  Hewlett-Packard's principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304. Its telephone number is (650) 857-1501.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from sales of the LYONs or shares of Common Stock sold from time to time hereunder. The Company has agreed to bear certain expenses in connection with the registration of the LYONs and Common Stock issuable upon conversion of the LYONs being offered and sold by the Selling Holders.

                    RATIO OF EARNINGS TO FIXED CHARGES

                                                         YEAR ENDED OCTOBER 31,
                                                        ------------------------
                                                        1997 1996 1995 1994 1993
                                                        ---- ---- ---- ---- ----
RATIO OF EARNINGS TO FIXED CHARGES (1)................. 13.7 9.1  12.4 10.4 9.1

--------
(1) The ratio of earnings to fixed charges was computed by dividing earnings (income from continuing operations before income taxes, adjusted for fixed charges, minority interest in the income of subsidiaries with fixed charges and equity in earnings or loss of equity investees) by fixed charges for the periods indicated. Fixed charges include (i) interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.

                             DESCRIPTION OF LYONS

  The LYONs were issued under the Indenture. A copy of the Indenture is filed as an Exhibit to the Registration Statement and is also available for inspection during normal business hours at the corporate trust office of the Trustee. The following summaries of certain provisions of the LYONs and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the LYONs and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the Form of LYON which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference. References herein are to sections in the Indenture and paragraphs in the Form of LYON.

GENERAL

  The LYONs are unsecured subordinated obligations of the Company limited to $2,000,000,000 aggregate principal amount at maturity and will mature on October 14, 2017. The principal amount at maturity of each LYON is $1,000 (except as may be adjusted upon conversion of the LYONs to semiannual coupon notes following a Tax Event) and will be payable at the office of the Paying Agent, which initially will be the Trustee, or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York.

  The LYONs were originally issued at a substantial discount from their principal amount at maturity. See "Certain United States Federal Income Tax Considerations--Original Issue Discount." Except as discussed below under "-- Optional Conversion to Semiannual Coupon Note upon Tax Event," there will be no periodic payments of interest on the LYONs. The calculation of the accrual of Original Issue Discount (the difference between the Issue Price and the principal amount at maturity of a LYON) in the period during which a LYON remains outstanding will be on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months. Such accrual commenced on the issue date of the LYONs. In the event of the maturity, conversion, purchase by the Company at the option of a Holder or redemption of a LYON, Original Issue Discount and interest, if any, will cease to accrue on such LYON, under the terms and subject to the conditions (summaries of which are set forth below) of the Indenture. The Company may not reissue a LYON that has matured or been converted, purchased by the Company at the option of a Holder, redeemed or otherwise canceled (except for registration of transfer, exchange or replacement thereof).

  Because certain of its operations are conducted through subsidiaries, the Company's cash flow and consequent ability to meet its debt obligations are dependent in part upon the earnings of its subsidiaries and on dividends and other payments therefrom. Since the LYONs are solely an obligation of the Company, the Company's subsidiaries are not obligated or required to pay any amounts due pursuant to the LYONs or to make funds available therefor in the form of dividends or advances to the Company. At December 31, 1997, the Company and its subsidiaries had outstanding approximately $4.4 billion of indebtedness (excluding obligations under foreign exchange and interest rate swap contracts), of which approximately $1.1 billion relates to the LYONs. In addition, the Company and its consolidated subsidiaries had outstanding on such date foreign exchange contracts and interest rate swap contracts to which the LYONs would have been contractually or effectively subordinated.

FORM, DENOMINATION AND REGISTRATION

  The LYONs were issued in definitive registered form, without coupons, in minimum denominations of $1,000 principal amount at maturity and in integral multiples of $1,000 in principal amount at maturity in excess thereof. The LYONs were issued in fully registered book-entry form and are represented by one or more global LYONs without coupons (each, a "Global LYON") deposited with a custodian for and registered in the name of Cede & Co. (DTC's partnership nominee) in New York, New York. Beneficial interests in any such Global LYONs are shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for LYONs in certificated form except in the limited circumstances described herein. The LYONs offered hereby may be transferred only in denominations of $1,000 principal amount at maturity and integral multiples thereof.

  So long as DTC, or its nominee, is the registered owner or Holder of a Global LYON, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the LYONs represented by such Global LYON for all purposes under the Indenture and the LYONs. No beneficial owner of an interest in a Global LYON will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear System ("Euroclear") and Cedel Bank Societe Anonyme ("Cedel")).

  No service charge will be made for any registration of transfer or exchange of LYONs but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Ownership of beneficial interests in a Global LYON is limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global LYONs is shown on, and the transfer of that ownership will be effected through, records maintained by DTC (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  Payments on Global LYONs will be made to DTC or its nominee, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global LYONs or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that DTC or its nominee, upon receipt of any payment in respect of a Global LYON held by it or its nominee, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global LYON as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global LYON held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in same-day funds. The laws of some states, however, require that certain persons take physical delivery of securities in definitive form.

  DTC will take any action permitted to be taken by a Holder of LYONs (including the presentation of LYONs for exchange as described below) only at the direction of one or more participants to whose account interests in the Global LYONs are credited and only in respect of such portion of the aggregate principal amount of the LYONs as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the LYONs, DTC will exchange the Global LYONs for LYONs in certificated form, which it will distribute to its participants.

  The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In such event, certificates representing the LYONs will be printed and delivered.

  In case any LYON in certificated form shall become mutilated, defaced, destroyed, lost or stolen, the Company will execute and upon the Company's request the Trustee will authenticate and deliver a new LYON, of like tenor (including the same date of issuance) and equal principal amount at maturity, registered in the same manner, dated the date of its authentication in exchange and substitution for such LYON (upon surrender and cancellation thereof) or in lieu of and substitution for such LYON. In case such LYON is destroyed, lost or stolen, the applicant for a substituted LYON shall furnish to the Company and the Trustee such security or indemnity as may be required by them to hold each of them harmless, and, in every case of destruction, loss or theft of such LYON, the applicant shall also furnish to the Company satisfactory evidence of the destruction, loss or theft of such LYON and of the ownership thereof. Upon the issuance of any substituted LYON, the Company may require the payment by the registered Holder thereof of a sum sufficient to cover fees and expenses connected therewith.

SUBORDINATION OF LYONS

  Indebtedness evidenced by the LYONs is subordinated in right of payment as set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all Senior Indebtedness shall first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the Holders of LYONs shall be entitled to receive any payment or distribution with respect to any LYONs.

  By reason of the subordination described herein, in the event of insolvency, upon any distribution of the assets of the Company, (i) Holders are required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing the assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all holders of Senior Indebtedness in full and (ii) unsecured creditors of the Company who are not Holders of LYONs or holders of Senior Indebtedness of the Company may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than the Holders of LYONs.

  The term "Senior Indebtedness" means, without duplication, the principal, premium (if any) and unpaid interest on all present and future (i) indebtedness of the Company for borrowed money, (ii) obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (iii) obligations of the Company under (a) interest rate swaps, caps, collars, options, and similar arrangements, (b) any foreign exchange contract, currency swap contract, futures contract, currency option contract, or other foreign currency hedge, and (c) credit swaps, caps, floors, collars and similar arrangements, (iv) indebtedness incurred, assumed or guaranteed by the Company in connection with the acquisition by it or a Subsidiary of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles), (v) obligations and liabilities (contingent or otherwise) in respect of leases of the Company required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of the Company and all obligations and liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that the Company is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of the Company under such lease or related document to purchase or to cause a third party to purchase such leased property, (vi) reimbursement obligations of the Company in respect of letters of credit relating to indebtedness or other obligations of the Company that qualify as indebtedness or obligations of the kind referred to in clauses (i) through (v) above, and (vii) obligations of the Company under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above, in each case unless in the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the LYONs.

  The LYONs are effectively subordinated to all existing and future liabilities of the Company's subsidiaries. Any right of the Company to participate in any distribution of the assets of any of its subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of Holders to participate in those assets) will be subject to the claims of the creditors (including trade creditors) of such subsidiary, except to the extent that claims of the Company itself as a creditor of such subsidiary may be recognized, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. At December 31, 1997, the Company and its subsidiaries had outstanding approximately $4.4 billion of indebtedness (excluding obligations under foreign exchange and interest rate swap contracts), of which approximately $1.1 billion relates to the LYONs. In addition, the Company and its consolidated subsidiaries had outstanding on such date foreign exchange contracts and interest rate swap contracts to which the LYONs would have been contractually or effectively subordinated. There is no restriction under the Indenture on the Company's incurring additional indebtedness, including Senior Indebtedness.

CONVERSION RIGHTS

  A Holder of a LYON may convert it into shares of Common Stock at any time before the close of business on October 14, 2017; provided, however, that if a LYON is called for redemption, the Holder may convert it at any time before the close of business on the Redemption Date. Upon conversion of a LYON, the Company may elect to deliver shares of Common Stock or an amount of cash determined as described below. A LYON in respect of which a Holder has delivered a Purchase Notice or a Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such LYON may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the Holder to the Paying Agent prior to the close of business on the Purchase Date or the Change in Control Purchase Date, as the case may be, in accordance with the terms of the Indenture.

  The initial Conversion Rate for the LYONs is 5.430 shares of Common Stock per $1,000 principal amount at maturity, subject to adjustment upon the occurrence of certain events described below. A Holder otherwise entitled to a fractional share of Common Stock will receive cash in an amount equal to the product of such fractional share and the Sale Price on the Trading Day immediately preceding the Conversion Date. A Holder may convert a portion of such Holder's LYONs so long as such portion is $1,000 principal amount at maturity or an integral multiple thereof.

  To convert a LYON, a Holder must (i) complete and manually sign the conversion notice on the back of the LYON (or complete and manually sign a facsimile thereof) and deliver such notice to the Conversion Agent (initially the Trustee) at the office maintained by the Conversion Agent for such purpose, (ii) surrender the LYON to the Conversion Agent, (iii) if required, furnish appropriate endorsements and transfer documents, and (iv) if required, pay all transfer or similar taxes. Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the Conversion Date.

  Upon conversion of a LYON, a Holder will not receive any cash payment representing accrued Original Issue Discount. The Company's delivery to the Holder of the fixed number of shares of Common Stock (or cash in the applicable amount as described below) into which the LYON is convertible (together with the cash payment, if any, in lieu of any fractional shares) will satisfy the Company's obligation to pay the principal amount at maturity of the LYON, including the accrued Original Issue Discount attributable to the period from the Issue Date to the Conversion Date. Thus, the accrued Original Issue Discount will be deemed to be paid in full rather than cancelled, extinguished or forfeited. The Conversion Rate will not be adjusted at any time during the term of the LYONs for accrued Original Issue Discount. A certificate for the number of full shares of Common Stock into which any LYON is converted (and for cash in lieu of fractional shares) will be delivered through the Conversion Agent no later than the seventh business day following the Conversion Date. For a discussion of the tax treatment of a Holder receiving Common Stock upon conversion, see "Certain United States Federal Income Tax Considerations--Disposition or Conversion of LYONs."

  In lieu of delivering shares of Common Stock upon notice or conversion of any LYONs, the Company may elect to pay the Holder surrendering such LYONs an amount in cash per LYON equal to the Sale Price (as defined under "--Purchase of LYONs at the Option of the Holder") of a share of Common Stock on the Trading Day immediately prior to the Conversion Date multiplied by the Conversion Rate in effect on such Trading Day, subject to adjustment upon the occurrence of certain events described below; provided, that if such payment of cash is not permitted pursuant to the provisions of the Indenture or otherwise, the Company shall deliver shares of Common Stock (and cash in lieu of fractional shares) as set forth below. Upon conversion of any LYONs, the Company shall inform the Holders through the Conversion Agent of its election to deliver shares of Common Stock or to pay cash in lieu of delivery of such shares no later than two business days following the Conversion Date. If the Company elects to deliver shares of Common Stock, such shares will be delivered through the Conversion Agent no later than the seventh business day following the Conversion Date. If the Company elects to pay cash, such cash payment will be made to the Holder surrendering such LYONs no later than the fifth business day following such Conversion Date.

  The Company may not pay cash upon conversion of any LYONs (other than cash in lieu of fractional shares) if there has occurred and is continuing an Event of Default described under "--Events of Default; Notice and Waiver" below (other than a default in such payment on such LYONs).

  The Conversion Rate will be adjusted for dividends or distributions on Common Stock payable in Common Stock or other capital stock of the Company; certain subdivisions, combinations or reclassifications of Common Stock; distributions to all holders of Common Stock of certain rights, warrants or options to purchase Common Stock or securities convertible into Common Stock for a period expiring within 60 days after the record date for such distribution at a price per share less than the Sale Price at the time; and distributions to all holders of Common Stock of assets or debt securities of the Company or rights, warrants or options to purchase securities of the Company (excluding cash dividends or other cash distributions (except to the extent cash dividends or other cash distributions constitute Extraordinary Cash Dividends) from consolidated current net earnings or earned surplus or dividends payable in Common Stock). However, no adjustment need be made if Holders may participate in the transactions on a basis and with notice that the Board of Directors of the Company determines to be fair and appropriate, or in certain other cases. In cases where the fair market value of the portion of assets, debt securities or rights, warrants or options to purchase securities of the Company applicable to one share of Common Stock distributed to shareholders exceeds the Average Sale Price (as defined below) per share of Common Stock, or such Average Sale Price exceeds such fair market value of such portion of assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the Holder of a LYON upon conversion thereof will be entitled to receive, in addition to the shares of Common Stock into which such LYON is convertible, the kind and amounts of assets, debt securities or rights, options or warrants comprising the distribution that such Holder would have received if such Holder had converted such LYON immediately prior to the record date for determining the shareholders entitled to receive the distribution. The Indenture permits the Company to increase the Conversion Rate from time to time.

  "Average Sale Price" means the average of the Sale Prices of the Common Stock for the shorter of: (i) 30 consecutive Trading Days ending on the last full Trading Day prior to the Time of Determination with respect to the rights, options, warrants or distribution in respect of which the Average Sale Price is being calculated, or (ii) the period (x) commencing on the date next succeeding the first public announcement of (a) the issuance of rights, options or warrants or (b) the distribution, in each case, in respect of which the Average Sale Price is being calculated and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, warrants or distribution in respect of which the Average Sale Price is being calculated, or (iii) the period, if any, (x) commencing on the date next succeeding the Ex-Dividend Time with respect to the next preceding (a) issuance of rights, warrants, or options or (b) distribution, in each case, for which an adjustment is required by the provisions of the Indenture and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, warrants, or options or distribution in respect of which the Average Sale Price is being calculated. "Time of Determination" means the time and date of the earlier of (i) the determination of stockholders entitled to receive rights, warrants, or options or a distribution, in each case, to which Sections 10.07 and 10.08 of the Indenture apply and (ii) the time ("Ex-Dividend Time") immediately prior to the commencement of "ex-dividend" trading for such rights, options, warrants or distribution on the NYSE or such other national or regional exchange or market on which shares of the Common Stock are then listed or quoted.

  If the Company is party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of its assets which is otherwise permitted under the terms of the Indenture, the right to convert a LYON into Common Stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets which the Holder would have received if the Holder had converted such Holder's LYONs immediately prior to the transaction.

  In the event of a taxable distribution to holders of Common Stock which results in an adjustment of the Conversion Rate (or in which Holders otherwise participate) or in the event the Conversion Rate is increased at the discretion of the Company, the Holders may in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations-- Adjustment of Conversion Price."

  In the event the Company exercises its option to have interest in lieu of Original Issue Discount accrue on a LYON following a Tax Event, the Holder will be entitled on conversion to receive the same number of shares of Common Stock such Holder would have received if the Company had not exercised such option. If the Company exercises such option, LYONs surrendered for conversion during the period from the close of business on any Regular Record Date (as defined herein) next preceding any Interest Payment Date (as defined herein) to the opening of business of such Interest Payment Date (except LYONs to be redeemed on a date within such period) must be accompanied by payment of an amount equal to the interest thereon that the registered Holder is to receive. Except where LYONs surrendered for conversion must be accompanied by payment as described above, no interest on converted LYONs will be payable by the Company on any Interest Payment Date subsequent to the date of conversion. See "--Optional Conversion to Semiannual Coupon Note upon Tax Event."

REDEMPTION OF LYONS AT THE OPTION OF THE COMPANY

  No sinking fund is provided for the LYONs. Prior to October 14, 2000, the LYONs will not be redeemable at the option of the Company. Thereafter, the Company may redeem the LYONs as a whole for cash at any time, or from time to time in part, upon not less than 15 days' nor more than 60 days' notice of redemption given by mail to the Holders (unless a shorter notice shall be satisfactory to the Trustee). Any such redemption must be in multiples of $1,000 principal amount at maturity.

  The table below shows Redemption Prices of a LYON per $1,000 principal amount at maturity on October 14, 2000, at each October thereafter prior to maturity, and at maturity on October 14, 2017, which prices reflect the accrued Original Issue Discount calculated to each such date. The Redemption Price of a LYON redeemed between such dates would include an additional amount reflecting the additional Original Issue Discount accrued since the next preceding date in the table to, but excluding, the Redemption Date.


                                                  (2)
                            (1)             ACCRUED ORIGINAL               (3)
                           LYON              ISSUE DISCOUNT          REDEMPTION PRICE
 REDEMPTION DATE        ISSUE PRICE            AT 3.125%                (1) + (2)
 ---------------        -----------         ----------------         ----------------
October 14, 2000          537.85                  52.44                    590.29
October 14, 2001          537.85                  71.03                    608.88
October 14, 2002          537.85                  90.20                    628.05
October 14, 2003          537.85                 109.98                    647.83
October 14, 2004          537.85                 130.39                    668.24
October 14, 2005          537.85                 151.43                    689.28
October 14, 2006          537.85                 173.14                    710.99
October 14, 2007          537.85                 195.53                    733.38
October 14, 2008          537.85                 218.63                    756.48
October 14, 2009          537.85                 242.46                    780.31
October 14, 2010          537.85                 267.03                    804.88
October 14, 2011          537.85                 292.38                    830.23
October 14, 2012          537.85                 318.53                    856.38
October 14, 2013          537.85                 345.50                    883.35
October 14, 2014          537.85                 373.32                    911.17
October 14, 2015          537.85                 402.02                    939.87
October 14, 2016          537.85                 431.62                    969.47
At Stated Maturity        537.85                 462.15                  1,000.00

  If converted to semiannual coupon notes following the occurrence of a Tax Event, the LYONs will be redeemable at the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion to, but excluding, the Redemption Date; provided, however, that in no event may the LYONs be redeemed prior to October 14, 2000. See "--Optional Conversion to Semiannual Coupon Note upon Tax Event."

  If fewer than all of the LYONs are to be redeemed, the Trustee shall select the LYONs to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a Holder's LYONs is selected for partial redemption and such Holder converts a portion of such LYONs prior to such redemption, such converted portion shall be deemed, solely for purposes of determining the aggregate Principal Amount of LYONs to be redeemed by the Company, to be of the portion selected for redemption.

PURCHASE OF LYONS AT THE OPTION OF THE HOLDER

  On October 14, 2000 (the "Purchase Date"), the Company will become obligated to purchase, at the option of the Holder thereof, any outstanding LYON for which a written notice (a "Purchase Notice") has been delivered by the Holder to the Paying Agent or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, at any time from the opening of business on the date that is 20 business days preceding the Purchase Date until the close of business on the Purchase Date and for which such Purchase Notice has not been withdrawn, subject to certain additional conditions set forth in part in the following paragraphs. The Purchase Price for such LYONs will be $590.29 per $1,000 principal amount at maturity.

  If prior to the Purchase Date the LYONs have been converted to semiannual coupon notes following the occurrence of a Tax Event, the Purchase Price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion to, but excluding, the Purchase Date. See "-- Optional Conversion to Semiannual Coupon Note upon Tax Event."

  The Company, at its option, may elect to pay such Purchase Price in cash or Common Stock, or any combination thereof. For a discussion of the tax treatment of such a transaction, see "Certain United States Federal Income Tax Considerations--Disposition or Conversion of LYONs."

  The Company will give notice (the "Company Notice") not less than 20 business days prior to the Purchase Date (the "Company Notice Date") to all Holders at their addresses shown in the register of the Registrar (and to beneficial owners as required by applicable law) stating, among other things
(i) whether the Company will pay the Purchase Price of the LYONs in cash or Common Stock, or any combination thereof, and (ii) the procedures that Holders must follow to require the Company to purchase LYONs from such Holders.

  The Purchase Notice given by any Holder requiring the Company to purchase LYONs shall state (i) the certificate numbers of the LYONs to be delivered by such Holder for purchase by the Company; (ii) the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple thereof; (iii) that such LYONs are to be purchased by the Company pursuant to the applicable provisions of the LYONs; and (iv) if the Company elects, pursuant to the Company Notice, to pay a specified percentage of the Purchase Price in Common Stock but such specified percentage is ultimately to be paid in cash because any of the conditions to payment of such specified percentage of the Purchase Price in Common Stock contained in the Indenture is not satisfied prior to the close of business on the Purchase Date, as described below, that such Holder elects (a) to withdraw such Purchase Notice as to some or all of the LYONs to which it relates (stating the principal amount at maturity and certificate numbers of the LYONs as to which such withdrawal shall relate) or (b) to receive cash in respect of the Purchase Price of all LYONs subject to such Purchase Notice. If the Holder fails to indicate such Holder's choice with respect to the election described in clause (iv) above in the Purchase Notice, such Holder shall be deemed to have elected to receive cash for the specified percentage that was to have been payable in Common Stock. See "Certain United States Federal Income Tax Considerations(Disposition or Conversion of LYONs."

  Any Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the LYONs as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to the Purchase Notice.

  If the Company elects to pay the Purchase Price, in whole or in part, in shares of Common Stock, the number of shares to be delivered in respect of the specified percentage of the Purchase Price to be paid in Common Stock shall be equal to the dollar amount of such specified percentage of the Purchase Price divided by the Market Price (as defined below) of a share of Common Stock. However, no fractional shares of Common Stock will be delivered upon any purchase by the Company of LYONs in payment, in whole or in part, of the Purchase Price. Instead, the Company will pay cash based on the Market Price for all fractional shares of Common Stock. Each Holder whose LYONs are purchased at the option of such Holder as of the Purchase Date shall receive the same percentage of cash or Common Stock in payment of the Purchase Price for such LYONs, except as described above with regard to the payment of cash in lieu of fractional shares of Common Stock. For a discussion of the resulting tax consequences, see "Certain United States Federal Income Tax Considerations--Disposition or Conversion of LYONs."

  The "Market Price" means the average of the Sale Price of the Common Stock for the five Trading Day period ending on the third Trading Day prior to the applicable Purchase Date, appropriately adjusted to take into account the actual occurrence, during the seven Trading Days preceding such Purchase Date, of certain events that would result in an adjustment of the Conversion Rate with respect to the Common Stock. The "Sale Price" on any Trading Day means the closing per share sale price for the Common Stock (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case the average of the average bid and average ask prices) on such Trading Day as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System. A "Trading Day" means each day on which the securities exchange or quotation system which is used to determine the Sale Price is open for trading or quotation. Because the Market Price of the Common Stock is determined prior to the Purchase Date, Holders of LYONs bear the market risk with respect to the value of the Common Stock to be received from the date such Market Price is determined to the Purchase Date. The Company may pay the Purchase Price, in whole or in part, in Common Stock only if the information necessary to calculate the Market Price at that time is reported in The Wall Street Journal or another daily newspaper of national circulation.

  Upon determination of the actual number of shares of Common Stock issuable in accordance with the foregoing provisions, the Company will post such information on the Company's site on the World Wide Web.

  The Company's right to purchase LYONs, in whole or in part, with shares of Common Stock is subject to the Company's satisfying various conditions, including the registration of the Common Stock under the Securities Act and the Exchange Act, unless there exists an applicable exemption from registration thereunder. If such conditions are not satisfied prior to the close of business on the Purchase Date, the Company will pay the Purchase Price of the LYONs in cash. The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase LYONs at the option of the Holders thereof on a Purchase Date. The Company may not change the form of consideration (or components or percentages of components thereof) to be paid once the Company has given its Company Notice to Holders of LYONs except as described in the second sentence of this paragraph.

  Payment of the Purchase Price for a LYON for which a Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such LYON (together with any necessary endorsements) to the Paying Agent or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, at any time (whether prior to, on or after the Purchase
Date) after delivery of such Purchase Notice. Payment of the Purchase Price for such LYON will be made promptly following the later of the business day following the Purchase Date and the time of delivery of such LYON. If the Paying Agent holds, in accordance with the terms of the Indenture, money or securities sufficient to pay the Purchase Price of such LYON on the business day following the Purchase Date, then, on and after the Purchase Date, such LYON will cease to be outstanding and Original Issue Discount on such LYON (or, if converted to semiannual coupon notes following the occurrence of a Tax Event, interest on such notes) will cease to accrue and will be deemed paid, whether or not such LYON is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Purchase Price upon delivery of such LYON).

  The Company's ability to purchase LYONs with cash may be limited by the terms of its then-existing borrowing agreements. No LYONs may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "--Events of Default; Notice and Waiver" below (other than a default in the payment of the Purchase Price with respect to such LYONs).

CHANGE IN CONTROL REQUIRES PURCHASE OF LYONS AT THE OPTION OF THE HOLDER

  In the event of any Change in Control (as defined below) of the Company occurring on or prior to October 14, 2000, each Holder of LYONs will have the right, at the Holder's option, subject to the terms and conditions of the Indenture, to require the Company to purchase all or any part (provided that the principal amount at maturity must be $1,000 or an integral multiple thereof) of the Holder's LYONs on the date that is 35 business days after the occurrence of such Change in Control (the "Change in Control Purchase Date") at a cash price equal to the Issue Price plus accrued Original Issue Discount to the Change in Control Purchase Date (the "Change in Control Purchase Price"). If prior to a Change in Control Purchase Date the LYONs have been converted to semiannual coupon notes following the occurrence of a Tax Event, the Company will be required to purchase the LYONs at a cash price equal to the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion to, but excluding, the Change in Control Purchase Date. Holders will not have any right to require the Company to purchase LYONs in the event of any Change in Control of the Company occurring after October 14, 2000.

  Within 15 business days after the Change in Control, the Company shall mail to the Trustee and to each Holder (and to beneficial owners as required by applicable law) a notice regarding the Change in Control, which notice shall state, among other things: (i) the date of such Change in Control and, briefly, the events causing such Change in Control, (ii) the date by which the Change in Control Purchase Notice (as defined below) must be given, (iii) the Change in Control Purchase Date, (iv) the Change in Control Purchase Price,
(v) the name and address of the Paying Agent and the Conversion Agent, (vi) the Conversion Rate and any adjustments thereto, (vii) that LYONs with respect to which a Change in Control Purchase Notice is given by the Holder may be converted into shares of Common Stock only if the Change in Control Purchase Notice has been withdrawn in accordance with the terms of the Indenture,
(viii) the procedures that Holders must follow to exercise these rights, (ix) the procedures for withdrawing a Change in Control Purchase Notice, (x) that Holders who want to convert LYONs must satisfy the requirements set forth in the LYONs and (xi) briefly, the conversion rights of Holders of LYONs.

  To exercise this purchase right, the Holder must deliver written notice of the exercise of such right (a "Change in Control Purchase Notice") to the Paying Agent or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, prior to the close of business on the Change in Control Purchase Date. The Change in Control Purchase Notice shall state (i) the certificate numbers of the LYONs to be delivered by the Holder thereof for purchase by the Company; (ii) the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple thereof; and (iii) that such LYONs are to be purchased by the Company pursuant to the applicable provisions of the LYONs.

  Any Change in Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the LYONs as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to a Change in Control Purchase Notice.

  Payment of the Change in Control Purchase Price for a LYON for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such LYON (together with any necessary endorsements) to the Paying Agent or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for such LYON will be made promptly following the later of the business day following the Change in Control Purchase Date and the time of delivery of such LYON. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of such LYON on the business day following the Change in Control Purchase Date, then, on and after the Change in Control Purchase Date, such LYON will cease to be outstanding and Original Issue Discount on such LYON (or, if such LYONs have been converted to semiannual coupon notes, interest thereon) will cease to accrue and will be deemed paid, whether or not such LYON is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of such LYON).

  Under the Indenture, a "Change in Control" of the Company is deemed to have occurred at such time as (i) any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (other than the Company, any Subsidiary of the Company, or any employee benefit plan of either the Company or any Subsidiary of the Company), files a Schedule 13D or Schedule l4D-1 under the Exchange Act (or any successor schedule, form or report) disclosing that such person has become the beneficial owner of 50% or more of the total voting power in the aggregate of all classes of Capital Stock of the Company then outstanding normally entitled to vote in elections of directors, or (ii) there shall be consummated any consolidation or merger of the Company pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the consolidation or merger. The Indenture does not permit the Company's Board of Directors to waive the Company's obligation to purchase LYONs at the option of a Holder in the event of a Change in Control of the Company.

  The Company will comply with the provisions of Rule 13e-4, Rule l4e-l and any other tender offer rules under the Exchange Act which may then be applicable, and will file Schedule l3E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase LYONs at the option of the Holders thereof upon a Change in Control. The Change in Control purchase feature of the LYONs may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a standard term contained in other LYONs offerings that have been marketed by Merrill Lynch & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and the terms of such feature resulted from negotiations between the Company and Merrill Lynch.

  If a Change in Control were to occur, there can be no assurance that the Company would have funds sufficient to pay the Change in Control Purchase Price for all of the LYONs that might be delivered by Holders seeking to exercise the purchase right since the Company might also be required to prepay certain Senior Indebtedness having financial covenants with change of control provisions in favor of the holders thereof. In addition, the Senior Indebtedness of the Company may have cross-default provisions that could be triggered by a default under the change of control provisions in such Senior Indebtedness, thereby possibly accelerating the maturity of such Senior Indebtedness. In such case, the Holders of the LYONs would be subordinated to the prior claims of the holders of such Senior Indebtedness. In addition, the Company's ability to purchase LYONs with cash may be limited by the terms of its then-existing borrowing agreements. No LYONs may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "--Events of Default; Notice and Waiver" below (other than a default in the payment of the Change in Control Purchase Price with respect to such LYONs).

REGISTRATION RIGHTS

  Pursuant to the Registration Rights Agreement, dated as of October 14, 1997, between the Company and Merrill Lynch & Co., Inc., the Company has agreed to use reasonable efforts to keep the Registration Statement effective with respect to the LYONs until one year from the date of initial issuance of the LYONs or, in the case of the Common Stock issued upon conversion of the LYONs, until two years from the date of initial issuance of the LYONs or such earlier date as all securities registrable thereunder (the "Registrable Securities") have been disposed of (the "Effectiveness Period"). The Registration Statement will not be available for sales of Registrable Securities (i) for up to an aggregate of 30 days in any twelve-month period upon notice by the Company to the holders of Registrable Securities (the "Unavailability Notice") in the event of certain material developments and (ii) during the periods from April 15, 1998 through and including May 19, 1998, July 15, 1998 through and including August 18, 1998, October 14, 1998 through and including November 17, 1998, January 18, 1999 through and including February 17, 1999, April 14, 1999 through and including May 18, 1999, July 16, 1999 through and including August 17, 1999 and October 14, 1999 through and including November 16, 1999. Each day that the Registration Statement is unavailable with respect to the sale of LYONs because of the Company's delivery of an Unavailability Notice will increase by one day the one-year period described in the first sentence of this paragraph during which the Company will maintain the effectiveness of the Registration Statement with respect to the LYONs.

MERGERS AND SALES OF ASSETS BY THE COMPANY

  The Company may, without the consent of any Holders of outstanding LYONs, consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or limited liability company (each a

"Person") organized under the laws of any United States jurisdiction, provided that (i) the successor Person assumes the Company's obligations on the LYONs and under the Indenture and (ii) immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time would become an Event of Default, shall have occurred and be continuing. Certain of the foregoing transactions, if they occur on or prior to October 14, 2000, could constitute a Change in Control of the Company permitting each Holder to require the Company to purchase the LYONs of such Holder as described above.

OPTIONAL CONVERSION TO SEMIANNUAL COUPON NOTE UPON TAX EVENT

  From and after the date (the "Tax Event Date") of the occurrence of a Tax Event, the Company shall have the option to elect to have interest in lieu of future Original Issue discount accrue at 3.125% per annum on a principal amount per LYON (the "Restated Principal Amount") equal to the Issue Price plus Original Issue Discount accrued to the date immediately prior to the Tax Event Date or the date on which the Company exercises the option described herein, whichever is later (such date hereinafter referred to as the "Option Exercise Date"). Such interest shall accrue from the Option Exercise Date and shall be payable semiannually on April 14 and October 14 of each year (each an "Interest Payment Date") to holders of record at the close of business on March 30 or September 29 (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Option Exercise Date.

  A "Tax Event" means that the Company shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this Prospectus, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this Prospectus, there is more than an insubstantial risk that interest (including original issue discount) payable on the LYONs either (i) would not be deductible on a current accrual basis or (ii) would not be deductible under any other method, in either case in whole or in part, by the Company (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

  President Clinton's 1998 budget proposed a series of tax law changes that would have, if enacted and made applicable to the LYONs, prevented the Company from deducting interest (including Original Issue Discount) payable on the LYONs on a current accrual basis for United States federal income tax purposes and could have caused some or all of the interest (including Original Issue Discount) payable on the LYONs to fail to be deductible by the Company under any other method for United States federal income tax purposes. This proposal was not adopted by Congress and was not part of the Taxpayer Relief Act of 1997 which was recently enacted into law. Nevertheless, if a similar proposal were ever introduced and made applicable to the LYONs in a manner that would limit the ability of the Company to either (i) deduct the interest (including Original Issue Discount) payable on the LYONs on a current accrual basis or
(ii) deduct the interest (including Original Issue Discount) payable on the LYONs under any other method for United States federal income tax purposes, such enactment would result in a Tax Event and the terms of the LYONs would be subject to modification at the option of the Company as described above. The modification of the terms of LYONs by the Company upon a Tax Event as described above could possibly alter the timing of income recognition by holders of the LYONs with respect to the semiannual payments of interest due on the LYONs after the Option Exercise Date. See "Certain United States Federal Income Tax Considerations."

EVENTS OF DEFAULT; NOTICE AND WAIVER

  The Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding may declare the Issue Price plus Original Issue Discount accrued (or if the LYONs have been converted to semiannual coupon notes following a Tax Event, the Restated Principal Amount, plus accrued and unpaid interest) to the date of default (in the case of an Event of Default specified in (i) or (ii) of the following paragraph) or to the date of such declaration (in the case of an Event of Default specified in (iii) or (iv) of the following paragraph) on all the LYONs to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the Issue Price of the LYONs plus the Original Issue Discount accrued thereon (or if the LYONs have been converted to semiannual coupon notes following a Tax Event, the Restated Principal Amount, plus accrued and unpaid interest) to the occurrence of such event shall automatically become and be immediately due and payable. Under certain circumstances, the Holders of a majority in aggregate principal amount at maturity of the outstanding LYONs may rescind any such acceleration with respect to the LYONs and its consequences. Interest shall accrue and be payable on demand upon a default in the payment of principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price, Change in Control Purchase Price or shares of Common Stock (and cash in lieu of fractional shares) or cash in lieu of such Common Stock to be delivered on conversion of LYONs, in each case to the extent that the payment of such interest shall be legally enforceable.

  Under the Indenture, Events of Default include: (i) default in payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, interest upon conversion to a semiannual coupon note following a Tax Event (if such default in payment of interest shall continue for 31 days), Redemption Price, Purchase Price or Change in Control Purchase Price with respect to any LYON, when the same becomes due and payable (whether or not such payment is prohibited by the provisions of the Indenture); (ii) failure by the Company to deliver shares of Common Stock (including cash in lieu of fractional shares) or cash in lieu thereof when such Common Stock (and cash in lieu of fractional shares) or cash is required to be delivered following conversion of a LYON and continuance of such default for 10 days; (iii) failure by the Company to comply with any of its other agreements in the LYONs or the Indenture upon the receipt by the Company of notice of such default from the Trustee or from Holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding and the Company's failure to cure such default within 90 days after receipt by the Company of such notice; or (iv) certain events of bankruptcy or insolvency.

  The Trustee shall, within 90 days after the occurrence of any default, mail to all Holders of the LYONs notice of all defaults of which the Trustee shall be aware, unless such defaults shall have been cured or waived before the giving of such notice; provided, that the Trustee may withhold such notice as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the Holders.

  The Holders of a majority in aggregate principal amount at maturity of the outstanding LYONs may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. The Trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. No Holder of any LYON will have any right to pursue any remedy with respect to the Indenture or the LYONs, unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount at maturity of the outstanding LYONs shall have made a written request to the Trustee to pursue such remedy; (iii) such Holder or Holders shall have offered to the Trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it; (iv) the Trustee shall have failed to comply with the request within 60 days after receipt of such notice, request and offer of security or indemnity; and (v) the Holders of a majority in aggregate principal amount at maturity of the outstanding LYONs shall not have given the Trustee a direction inconsistent with such request within 60 days after receipt of such request.

  The right of any Holder: (a) to receive payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price, Change in Control Purchase Price or interest, if any, in respect of the LYONs held by such Holder on or after the respective due dates expressed in the LYONs or as of any Redemption Date or (b) to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert, shall not be impaired or adversely affected without such Holder's consent.

  The Holders of a majority in aggregate principal amount at maturity of LYONs at the time outstanding may waive any existing default and its consequences except (i) any default in any payment on the LYONs, (ii) any default with respect to the conversion rights of the LYONs, or (iii) any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the Holder of each LYON as described in "-- Modification" below. When a default is waived, it is deemed cured and shall cease to exist, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

  The Company is required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture. In addition, the Company shall file with the Trustee written notice of the occurrence or any default or Event of Default within five Business Days of its becoming aware of such default or Event of Default.

MODIFICATION

  Modification and amendment of the Indenture or the LYONs may be effected by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the LYONs then outstanding. However, without the consent of each Holder affected thereby, no amendment may, among other things, (i) reduce the principal amount at maturity, Issue Price, Purchase Price, Change in Control Purchase Price, Redemption Price or amount of cash paid in lieu of shares of Common Stock on conversion with respect to any LYON, or extend the stated maturity of any LYON or alter the manner or rate of accrual of Original Issue Discount or interest, or make any LYON payable in money or securities other than that stated in the LYON; (ii) make any change to the principal amount at maturity of LYONs whose Holders must consent to an amendment or any waiver under the Indenture or modify the Indenture provisions relating to such amendments or waivers; (iii) make any change that adversely affects the right to convert any LYON or the right to require the Company to purchase a LYON; (iv) modify the provisions of the Indenture relating to the subordination of the LYONs in a manner adverse to the Holders of the LYONs; or (v) impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs. No change that adversely affects the rights of any holder of Senior Indebtedness of the Company under the subordination provisions of the Indenture may be made unless requisite consents to such change are obtained from holders of Senior Indebtedness pursuant to the terms of the related Senior Indebtedness instrument.

  Without the consent of any Holder of LYONs, the Company and the Trustee may amend the Indenture to (i) cure any ambiguity, defect or inconsistency, provided, however, that such amendment does not materially adversely affect the rights of any Holder, (ii) provide for the assumption by a successor to the Company of the obligations of the Company under the Indenture, (iii) provide for uncertificated LYONs in addition to certificated LYONs, as long as such uncertificated LYONs are in registered form for United States federal income tax purposes, (iv) make any change that does not materially adversely affect the rights of any Holder of LYONs, (v) make any change necessary to comply with the Trust Indenture Act of 1939, as amended, or (vi) add to the covenants or obligations of the Company under the Indenture or surrender any right, power or option conferred by the Indenture on the Company.

DISCHARGE OF THE INDENTURE

  The Company may satisfy and discharge its obligations under the Indenture by delivering to the Trustee for cancellation all outstanding LYONs or by depositing with the Trustee, the Paying Agent or the Conversion Agent, if applicable, after the LYONs have become due and payable, whether at stated maturity, or any Redemption Date, or any Purchase Date, a Change of Control Purchase Date, or upon conversion or otherwise, cash or Common Stock (as applicable under the terms of the Indenture) sufficient to pay all of the outstanding LYONs and paying all other sums payable under the Indenture by the Company.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

  If a bankruptcy proceeding is commenced in respect of the Company, under Title 11 of the United States Code, the claim of the Holder of a LYON may be limited to the Issue Price of the LYON plus that portion of the Original Issue Discount that is deemed to have accrued from the date of issue to the commencement of the proceeding.

INFORMATION CONCERNING THE TRUSTEE

  Chase Manhattan Bank and Trust Company, National Association is the Trustee, Registrar, Paying Agent and Conversion Agent under the Indenture. The Company has banking and certain other relationships with one or more affiliates of the Trustee.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain United States federal income tax consequences of the purchase, ownership, disposition, and conversion of LYONs. Unless otherwise stated, this summary deals only with LYONs held as capital assets (generally, assets held for investment under the Internal Revenue Code of 1986, as amended (the "Code")), by Holders who purchase LYONs upon original issuance. The tax treatment of a holder of LYONs may vary depending on his particular situation. This summary does not address all of the tax consequences that may be relevant to Holders who may be subject to special tax treatment such as, for example, insurance companies, broker-dealers, tax-exempt organizations, or, except to the extent described below, foreign taxpayers. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States federal income tax law in effect as of the date hereof, which is subject to change, possibly on a retroactive basis. Each investor is urged to consult his tax advisor as to the particular tax consequences of purchasing, owning, and disposing of LYONs, including the application and effect of United States federal, state, local, and foreign tax laws.

  The Company has been advised by its counsel that in such counsel's opinion, the LYONs will be treated as indebtedness for United States federal income tax purposes. Counsel has further advised the Company that it is counsel's opinion that, while the following does not purport to discuss all tax matters relating to the LYONs, based upon the LYONs being treated as indebtedness, the following are the material federal income tax consequences of the ownership and conversion or disposition of the LYONs, subject to the qualifications set forth above.

ORIGINAL ISSUE DISCOUNT

  The LYONs were issued at a substantial discount from their stated principal amount at maturity. For United States federal income tax purposes, the difference between the issue price (the initial offering price to the public at which the LYONs were sold) and the stated principal amount at maturity of each LYON constitutes original issue discount ("Original Issue Discount"). Holders of LYONs will be required to include Original Issue Discount in income periodically over the term of the LYONs before receipt of the cash or other payment attributable to such income.

  For United States federal income tax purposes, each Holder of a LYON must generally include in gross income a portion of the Original Issue Discount in each taxable year during which the LYON is held in an amount equal to the Original Issue Discount that accrues on the LYON during such period, determined by using a constant yield to maturity method. The Original Issue Discount included in income for each year will be calculated under a compounding formula that will result in the allocation of less Original Issue Discount to the earlier years of the term of the LYON and more Original Issue Discount to later years. For the approximate cumulative total amount of the Original Issue Discount accrued annually, see the chart under "Description of LYONs(Redemption of LYONs at the Option of the Company." Any amount included in income as Original Issue Discount will increase a Holder's basis in the LYON.

DISPOSITION OR CONVERSION OF LYONS

  Except as described below, gain or loss upon a sale or other disposition of a LYON will generally be capital gain or loss, which will be subject to tax as described below in the discussion of the Taxpayer Relief Act of 1997. If a Holder elects to exercise his option to tender a LYON to the Company on a Purchase Date or a Change in Control Purchase Date for cash, such tender will be treated as a sale of the LYON.

  A Holder that receives Common Stock in exchange for a LYON (whether upon conversion of a LYON or at the Company's option upon tender of a LYON) will generally not recognize gain or loss (except with respect to cash received in lieu of a fractional share). A Holder's tax basis in the Common Stock received on conversion or tender of a LYON will be the same as the Holder's adjusted tax basis in the LYON at the time of conversion or tender (exclusive of any basis allocable to a fractional share), and the holding period for the Common Stock received on conversion or tender will include the holding period of the LYON converted. It is possible, however, the Internal Revenue Service may argue that the holding period of the Common Stock allocable to accrued Original Issue Discount will commence on the date of the conversion.

  If a Holder elects to exercise his option to tender a LYON to the Company on the Purchase Date and the Company issues Common Stock in satisfaction of the Purchase Price, such exchange will be treated the same as a conversion. If a Holder elects to exercise his option to tender a LYON to the Company on the Purchase Date and the Company delivers a combination of cash and Common Stock in satisfaction of the Purchase Price, a Holder that is an original purchaser of the LYON generally should not have gain or loss. A Holder's basis in the Common Stock received would be the same as the Holder's basis in the LYON, reduced by the cash received and increased by any gain recognized (exclusive of any basis allocable to a fractional share).

  Under the recently enacted Taxpayer Relief Act of 1997, net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by the Holder upon the disposition of such Common Stock or LYONs that has been held for more than 18 months will generally be subject to tax at a rate not to exceed 20%. Net capital gain recognized by the Holder upon the disposition of such Common Stock or LYONs that has been held for more than 12 months but not for more than 18 months will continue to be subject to tax at a rate not to exceed 28% and capital gain recognized from the disposition of Common Stock or LYONs that has been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In, addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

ADJUSTMENT OF CONVERSION PRICE

  If at any time the Company makes a distribution of property to shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the LYONs, the Conversion Rate of the LYONs is increased, the amount of such increase may be deemed to be the payment of a taxable dividend to holders of the LYONs. For example, an increase in the Conversion Rate in the event of distributions of evidences of indebtedness or assets of the Company will generally result in deemed dividend treatment to holders of the LYONs, but generally a decrease in the event of stock dividends or stock split will not. In addition, if the Conversion Rate is increased at the discretion of the Company, such increase may result in taxable income for the Holders of the LYONs.

TAX EVENT

  The modification of the terms of the LYONs by the Company upon a Tax Event as described in "Description of LYONs--Optional Conversion to Semiannual Coupon Note upon Tax Event." could possibly alter the timing of income recognition by the Holders of the LYONs with respect to the semiannual payments of interest due on the LYONs after the Option Exercise Date.

TAX CONSEQUENCES TO NON-US HOLDERS

  General. The following is a summary of certain special tax consequences to Non-US Holders. As used herein, "Non-U.S. Holder" means a beneficial owner of the LYONs or Common Stock that is not a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or an estate that is subject to United States federal income taxation without regard to the source of its income or a trust whose administration is subject to the primary supervision of a United States court and which has one or more fiduciaries who have authority to control substantial decisions of the trust.

    (a) Payments of Interest. No withholding of United States federal income tax will be required with respect to accruals of Original Issue Discount and payments by the Company of interest (including amounts in respect of Original Issue Discount) on a LYON to a Non-U.S. Holder of such LYON, provided that, in the case of Original Issue Discount (i) the Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation that is related to the Company through stock ownership, a foreign tax-exempt organization or foreign private foundation for United States federal income tax purposes, and (ii) the requirements of section 871(h) or 881(c) of the Code, as set forth in paragraph (f), are satisfied. Notwithstanding the above, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to (i) United States federal income tax on Original Issue Discount and interest that is effectively connected with such trade or business and (ii) if the Non-U.S. Holder is a corporation, a United States branch profits tax equal to 30% of its "effectively connected earnings and profits" (as adjusted) for the taxable year, unless it qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

    (b) Gain on Sale of LYONs or Common Stock. An individual Non-U.S. Holder who does not have a United States trade or business will generally not be subject to tax on any capital gains recognized upon the sale, exchange, redemption or other disposition of a LYON or upon a sale, exchange, redemption or other disposition of Common Stock unless (i) such gain is effectively connected with the conduct of a United States trade or business by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met. In such a case, the Non-US Holder will be subject to tax at a rate of 30% on any such capital gains to the extent that such capital gains exceed his United States source capital losses.

    (c) Conversion of LYONs. No United States federal income tax will be imposed upon the conversion of a LYON into shares of Common Stock for a Non-U.S. Holder who does not have a connection with or status with respect to the United States as described in paragraph (a) above except that such Holder may be subject to United States federal withholding tax on constructive dividends, if any, upon conversion.

    (d) Dividends. Dividends on shares of Common Stock held by a Non-U.S. Holders will be subject to United States withholding tax at a rate of 30% (or graduated rates if such dividends are effectively connected with the conduct of a trade or business within the United States) or such lower rate as may be provided by an applicable tax treaty and the Company must report to the Internal Revenue Service the amount of the dividends paid to the registered holder of the Common Stock but the payment will not be subject to any additional backup withholding or information reporting.

    (e) Federal Estate Tax. A LYON held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and that the Original Issue Discount accrued on such LYON was not effectively connected with a United States trade or business. Shares of Common Stock held by an individual at the time of his death (or theretofore transferred subject to certain rights and powers) will be subject to United States federal estate tax unless otherwise provided by applicable treaty.

    (f) Owner Statement Requirement. Sections 871(h) and 881(c) of the Code require that either the beneficial owner of a LYON or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds a LYON on behalf of such owner file a statement with the Company or its agent to the effect that the beneficial owner is not a U.S. person in order to avoid withholding of United States federal income tax. Under current regulations, this requirement will be satisfied if the Company or its agent receives (i) a statement (an "Owner's Statement") from the beneficial owner of a LYON in which such owner certifies, under penalties of perjury, that such owner is not a U.S. person and provides such owner's name and address, or (ii) a statement from the Financial Institution holding the LYON on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner's Statement together with a copy of the Owner's Statement. The beneficial owner must inform the Company or its agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner's Statement.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Under current United States federal income tax law, a 31% "backup" withholding tax is applied to certain payments (including amounts in respect of Original Issue Discount) made to, and to the proceeds of sales before maturity by, certain U.S. persons if such persons (i) fail to furnish their taxpayer identification numbers which, for an individual, would be his Social Security Number or (ii) in certain circumstances, fail to certify, under penalties of perjury, that they have both furnished a correct taxpayer identification number and not been notified by the Internal Revenue Service that they are subject to backup withholding for failure to report interest and dividend payments. Under current regulations, this backup withholding will not apply to payments made outside the United States by the Company or a paying agent on a LYON if the Owner's Statement is received; provided in each case that the Company or the paying agent, as the case may be, does not have actual knowledge that the payee is a U.S. person.

  Under current regulations, payments of the proceeds of the sale of a LYON or Common Stock to or through a foreign office of a "broker" will not be subject to backup withholding but will be subject to information reporting if the broker is a U.S. person, a controlled foreign corporation for United States federal income tax purposes, or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period ("U.S. Connected Broker"), unless the broker has in its records documentary evidence that the holder of a LYON or Common Stock is not a U.S. person and certain conditions are met or the holder of a LYON or Common Stock otherwise establishes an exemption. Payment of the proceeds of a sale to or through the United States office of a broker is subject to backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

  On October 7, 1997, the Treasury Department released new Treasury Regulations governing the backup withholding and information reporting requirements described above. The new regulations would not generally alter the treatment of Non-U.S. Holders who furnish an Owner's Statement to the payor. The new regulations would alter the procedures for claiming treaty benefits, such as in the case of dividends, and may change certain procedures applicable to U.S. Connected Brokers. The new regulations are generally effective for payments made after December 31, 1998.

                           SELLING SECURITY HOLDERS

  The LYONs were originally issued by the Company and resold by Merrill Lynch as initial purchaser, in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by Merrill Lynch to be "qualified institutional buyers," as defined in Rule 144A promulgated under the Securities Act or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the LYONs and Common Stock issued upon conversion of the LYONs.

  The following table sets forth information with respect to the Selling Holders and the respective principal amounts at maturity of LYONs beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the LYONs or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the LYONs or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their LYONs, since the date on which they provided to the Company the information regarding their LYONs, in transactions exempt from the registration requirements of the Securities Act.

                                                          PRINCIPAL AMOUNT AT
                                                              MATURITY OF
                                                          LYONS BENEFICIALLY
                                                            OWNED AND THAT
                                                         MAY BE OFFERED HEREBY
SELLING HOLDER                                              (IN THOUSANDS)
--------------                                           ---------------------
Aeltus Investment Management                                   $  9,000
Allegheny Ludlum Master Trust                                    25,000
Allied Irish Banks Plc                                            7,000
Allmerica Select Growth & Income Fund                            10,700
Allstate Insurance Company                                        8,000
Allstate Life Insurance Company                                  14,000
Argent Classic Convertible Arbitrage Fund                        22,500
Argent Classic Convertible Arbitrage Fund (Bermuda)              27,500
Associated Electric & Gas Insurance Services                      1,500
BT Alex Brown                                                    30,908
Baker Fentress & Co.                                             11,935
Bancroft Convertible Fund                                         3,500
Bank Lips Ltd - Zuerick                                             500
Banque Indust Et Mobil Privee                                     1,100
Banque Nationale De Paris Georgetown Branch                      20,000
Banque Paribas                                                   47,400
Bayer USA Inc. Retirement Fund                                   10,165
Bavaria TRR Corporation, Delaware                                41,000
Bear Stearns Securities Corporation (Convertible Dept.)         106,118
CBR Cement Corp Pension Plan - Master Trust                          65
CPR (USA) Inc.                                                      500
Capital Markets Transactions Inc.                                 8,000
Champion International Corporation Master Trust                   1,550
City of Birmingham Retirement & Relief System                     3,000
Concert Growth Income                                             9,000
Connecticut General Life Insurance Co.                           11,500
Continental Assurance Company Separate Account E                  8,200
Continental Casualty Company                                     10,000

                                                           PRINCIPAL AMOUNT AT
                                                               MATURITY OF
                                                           LYONS BENEFICIALLY
                                                             OWNED AND THAT
                                                          MAY BE OFFERED HEREBY
SELLING HOLDER                                               (IN THOUSANDS)
--------------                                            ---------------------
Continental Casualty Company on Behalf of its Subaccount
 Convertible Bond Strategy                                        10,000
Continental Casualty Company on Behalf of its Subaccount
 Designated Gov't Account                                         13,800
Cova Bond Debenture Fund                                             500
Credit Agricole/Indosuez Luxembourg                               13,000
Credit Suisse First Boston                                         5,000
Davis Convertible Fund                                             7,512
Delta Airlines Master Trust                                        3,600
Deutsche Bank AG                                                  21,000
Deutsche Morgan Grenfell Inc.                                     13,200
Diocese of Buffalo - Priest Ret. Fund                                 45
Diocese of Buffalo - Pension Fund                                     70
Donaldson Lufkin & Jenrette Securities Corporation                 3,000
Dorinco Reinsurance Company                                        2,500
Eastern Utilities Assoc. Retirement Plan                             140
Elf Acquitaine Pension                                               200
Ellsworth Convertible Growth and Income Fund                       1,500
FTI Capital Mgmt                                                  50,000
Fuji US Income Open                                                2,800
Gencorp Foundation Inc.                                              300
General Electric Mortgage Insurance Corporation                    9,000
General Electric Mortgage Insurance Corporation                    5,000
General Motors Employee Domestic Group Pension Trust               4,000
Genesee County Employees' Retirement System                          800
Goldman, Sachs & Co.                                              28,020
HSBC Securities Inc.                                               2,900
Harris Investment Management                                       1,400
Healthcare Underwriters Mutual Insurance Co.                       2,000
HighBridge Capital Corporation                                    51,500
IDS Bond Fund                                                     12,500
IDS Life Special Income Fund                                      10,000
Illinois Annuity & Insurance Co.                                  20,000
International Convertible Growth Fund                              5,500
Ixion Investment Co.                                              50,000
JP Morgan Securities Incorporated                                 17,600
Kennilworth Partners LP                                           28,250
Key Trust Company of Ohio                                          5,500
Lehman Brothers Inc.                                              49,500
LibertyView Fund LLC                                                 100
LibertyView Plus Fund                                                400
Lord Abbett Bond Debenture Fund                                   19,000
Mass Mutual Life Ins Co.                                          24,450
Mass Mutual Life Ins Co.                                          24,390
Mass Mutual Corp Value Fund                                        3,260
Medical Liability Mutual Insurance Co.                            60,000
Merrill Lynch International Ltd.                                 148,500
Merrill Lynch Pierce Fenner & Smith Inc.(1)                       63,085
Merrill Lynch Life Insurance Company                               6,000
Michigan Mutual Insurance Company                                  2,000
Mt-Hawley Insurance Co.                                              250
NH BD, LP                                                          2,000
NationsBanc Montgomery Securities, Inc.                            6,000
New York Life Insurance Co. (NYLIC)                               60,000

--------

(1) Merrill Lynch was the initial purchaser of the LYONs. Merrill Lynch has provided from time to time, and may continue to provide in the future, investment banking and investment advisory services to the Company, for which it has received and may receive customary fees and commissions.

                                                          PRINCIPAL AMOUNT AT
                                                              MATURITY OF
                                                          LYONS BENEFICIALLY
                                                            OWNED AND THAT
                                                         MAY BE OFFERED HEREBY
SELLING HOLDER                                              (IN THOUSANDS)
--------------                                           ---------------------
New York Life Insurance Co. (NYLIC)                              45,000
New York Life Insurance Co. & Annuity Co. (NYLIAC)                5,000
Nomura International PLC                                         25,000
Pacific Life                                                     30,000
Pell Asset Management                                               100
Pell Rudman Trust Co.                                             1,500
Physician's Reciprocal Insurers Account #7                        2,200
Port Authority of Allegheny County Retirement and
 Disability Allowance for the Employees Represented by
 Local 85                                                         1,875
Potlach Corporation                                               1,200
Public Service Electric & Gas Company Master Retirement
 Trust                                                           13,552
Q Investments LP                                                  9,775
QCI                                                                 200
Quality Income Portfolio                                         10,000
R/2/ Investments LDC                                              5,225
RJR Nabisco, Inc. Defined Benefit Master Trust                    1,550
SARABOND                                                          1,000
SBC Warburg Dillon Read Inc.                                     24,900
SEI Balanced Fund                                                 1,000
Silverson International Fund Limited                              2,500
Smith Barney Inc.                                                 2,700
Special Short Term Fund II                                      100,000
Southern Farm Bureau Life Insurance Company                       1,000
STI Classic Balanced Fund                                         3,000
STI Classic Cap Growth Fund                                       1,500
STI Capital Management                                           50,000
Strong Asset Allocation Fund Inc.                                 8,000
Strong Corporate Bond Fund Inc.                                   8,500
Strong Short Term Bond Inc.                                      24,500
Swiss Bank Corporation - London Branch                           50,550
Teacher Retirement Systems of Texas                              40,000
Tennessee Consolidated Retirement System                         20,000
The Dow Chemical Company Employees' Retirement Plan               2,775
The Field Foundation of Illinois                                    150
The Fondren Foundation                                              250
The Minnesota Mutual Life Insurance Company                       3,090
The Vanguard Equity Income Fund                                   7,400
Toronto Dominion (New York), Inc.                                13,175
Tote/SEC-CCE                                                         25
TQA Arbitrage Fund, L.P.                                          2,000
Transamerica Occidental Life Insurance Co "Pension"              90,000
Triton Capital Investments Ltd                                      875
Tuffs Associated Health Plan                                      2,400
United Food and Commercial Workers Local 1262 and
 Employees Pension Fund                                             650
UBS Securities LLC                                               20,200
University of Massachusetts Medical Center Trust                  2,050
University of South Florida Foundation                              350
Van Kampen American Capital Growth & Income Fund                  8,375
Van Kampen American Capital Life Inv. Tr. Growth &
 Income Portfolio                                                   125
Van Kampen American Capital Equity Income Fund                   24,000
Van Kampen American Capital Harbor Fund                          11,250
Westinghouse Electric Corporation Master Trust                   10,165

                             PLAN OF DISTRIBUTION

  The LYONs and Common Stock issued upon conversion thereof may be offered for sale and sold by the several Selling Holders in one or more transactions, including block transactions, at a fixed price or fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. LYONs and Common Stock issued upon conversion thereof may be sold by a Selling Holder directly, through agents designated from time to time or to or through broker-dealers designated from time to time, or by such other means as may be specified in the applicable Prospectus Supplement.

  LYONs and Common Stock issued upon conversion thereof may be sold through a broker-dealer acting as agent or broker for the Selling Holders or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such LYONs or Common Stock to the public at varying prices to be determined by such broker-dealer at the time of resale.

  The Selling Holders and any agents or broker-dealers that participate with the Selling Holders in the distribution of any of the LYONs or Common Stock issued upon conversion thereof may be deemed to be "underwriters" within the meaning of the Securities Act, and any discount or commission received by them and any profit on the resale of the LYONs or Common Stock issued upon conversion thereof purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

  To the extent required, the number of LYONs or shares of Common Stock issued upon conversion thereof to be sold, certain information relating to the Selling Holders, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an accompanying Prospectus Supplement.

                                 LEGAL MATTERS

  The validity of the LYONs and the shares of Common Stock issuable upon conversion thereof was passed upon for the Company by Gibson, Dunn & Crutcher LLP, San Francisco, California.

                                    EXPERTS

  The consolidated financial statements of the Company at October 31, 1996 and 1997, and for each of the years ended October 31, 1995, 1996 and 1997, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended October 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

================================================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING HOLDER OR ANY OF THEIR RESPECTIVE AFFILIATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Risk Factors...............................................................   3
The Company................................................................   6
Use of Proceeds............................................................   6
Ratio of Earnings to Fixed Charges.........................................   7
Description of LYONs.......................................................   7
Certain United States Federal Income Tax Considerations....................  22
Selling Security Holders...................................................  26
Plan of Distribution.......................................................  29
Legal Matters..............................................................  29
Experts....................................................................  29

(TM) Trademark of Merrill Lynch & Co., Inc.

================================================================================
================================================================================

                                $2,000,000,000

                            [HEWLETT-PACKARD LOGO]


                         LIQUID YIELD OPTION(TM) NOTES
                                   DUE 2017
                          (ZERO COUPON--SUBORDINATED)

                               -----------------

                                  PROSPECTUS

                               -----------------


                                      , 1998

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

  The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.

Registration fee................................................... $310,856.25
Printing expenses..................................................      10,000
Legal fees and expenses............................................      10,000
Accounting fees and expenses.......................................      10,000
Trustee's fees and expenses (including counsel fees)...............       5,000
Miscellaneous......................................................       5,000
                                                                    -----------
  Total............................................................ $350,856.25
                                                                    ===========

--------
* All amounts are estimated except the Commission's registration fee.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 204 of the General Corporation Law of the State of California ("California Law") authorizes a corporation to adopt a provision in its articles of incorporation eliminating the personal liability of directors to corporations and their shareholders for monetary damages for breach or alleged breach of directors' "duty of care." Following a California corporation's adoption of such a provision, its directors are not accountable to corporations and their shareholders for monetary damages for conduct constituting negligence (or gross negligence) in the exercise of their fiduciary duties; however, directors continue to be subject to equitable remedies such as injunction or rescission. Under California Law, a director also continues to be liable for (1) a breach of his or her duty of loyalty;
(2) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (3) illegal payments of dividends; and (4) approval of any transaction from which a director derives an improper personal benefit. The adoption of such a provision in the articles of incorporation also does not limit directors' liability for violations of the federal securities laws.

  Section 317 of the California Law makes a provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). An amendment to Section 317 provides that the indemnification provided by this section is not exclusive to the extent additional rights are authorized in a corporation's articles of incorporation.

  The Registrant has adopted provisions in its Restated Articles of Incorporation which eliminate the personal liability of its directors to the Registrant and its shareholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances and authorize the Registrant to indemnify its officers, directors and other agents to the fullest extent permitted by law.

ITEM 16. EXHIBITS

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
  4.1*       Form of Liquid Yield Option(TM) Note.
  4.2*       Indenture between the Company and Chase Manhattan Bank and Trust
             Company, National Association, as Trustee.
  4.3        Amended & Restated Articles of Incorporation of Hewlett-Packard
             Company (incorporated by reference to Exhibit 3(a) of the
             Company's Annual Report on Form 10-K for the fiscal year ended
             October 31, 1997).
  4.4        Amended Bylaws of Hewlett-Packard Company (incorporated by reference to Exhibit 3(b) of the Company's Annual Report on Form
             10-K for the fiscal year ended October 31, 1996).
  5          Opinion of Gibson, Dunn & Crutcher LLP regarding the legality of securities being registered.
  8          Opinion of General Tax Counsel of Hewlett-Packard Company.
 10*         Registration Rights Agreement between the Company and Merrill
             Lynch & Co.
 12          Computation of Ratio of Earnings to Fixed Charges.
 23.1        Consent of Independent Accountants.
 23.2        Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5 to this Registration Statement).
 24*         Powers of Attorney.
 25*         Statement of Eligibility of Trustee of Form T-1.

--------
(TM) Trademark of Merrill Lynch & Co., Inc.

* Previously filed.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13 (a) or section 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15 (d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

  (6) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (7) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on February 25, 1998.

                                          Hewlett-Packard Company

                                                    /s/ Lewis E. Platt
                                          By___________________________________
                                                      Lewis E. Platt
                                          Chairman of the Board, President and
                                           Chief Executive Officer (Principal
                                           Executive Officer)

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


            Lewis E. Platt*          Chairman of the Board,        February 25, 1998
____________________________________ President and Chief
           Lewis E. Platt            Executive Officer (Principal
                                     Executive Officer)


           Robert P. Wayman*         Executive Vice President,     February 25, 1998
____________________________________ Finance and Administration
          Robert P. Wayman           and Chief Financial Officer
                                     (Principal Financial
                                     Officer) and Director


        Raymond W. Cookingham*       Vice President and            February 25, 1998
____________________________________ Controller (Principal
       Raymond W. Cookingham         Accounting Officer)


          Thomas E. Everhart*        Director                      February 25, 1997
____________________________________
         Thomas E. Everhart


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

             John B. Fery*           Director                      February 25, 1998
____________________________________
            John B. Fery


            Jean-Paul Gimon*         Director                      February 25, 1998
____________________________________
         Jean-Paul G. Gimon


               Sam Ginn*             Director                      February 25, 1998
____________________________________
              Sam Ginn


          Richard A. Hackborn*       Director                      February 25, 1998
____________________________________
        Richard A. Hackborn


           Walter B. Hewlett*        Director                      February 25, 1998
____________________________________
         Walter B. Hewlett


         George A. Keyworth II*      Director                      February 25, 1998
____________________________________
       George A. Keyworth II


           David M. Lawrence*        Director                      February 25, 1998
____________________________________
      David M. Lawrence, M.D.


          Paul F. Miller, Jr.*       Director                      February 25, 1998
____________________________________
        Paul F. Miller, Jr.


             Susan P. Orr*           Director                      February 25, 1998
____________________________________
            Susan P. Orr


                                     Director
____________________________________
          David W. Packard

      /s/ Ann O. Baskins

*By:______________________

        Attorney-in-Fact

                                 EXHIBIT INDEX

   EXHIBIT NO.                            DESCRIPTION
   -----------                            -----------
    4.1*       Form of Liquid Yield Option(TM) Note.
    4.2*       Indenture between the Company and Chase Manhattan Bank and Trust
               Company, National Association, as Trustee.
    4.3        Amended & Restated Articles of Incorporation of Hewlett-Packard
               Company (incorporated by reference to Exhibit 3(a) of the
               Company's Annual Report on Form 10-K for the fiscal year ended
               October 31, 1996).
    4.4        Amended Bylaws of Hewlett-Packard Company (incorporated by reference to Exhibit 3(b) of the Company's Annual Report on Form
               10-K for the fiscal year ended October 31, 1996).
    5          Opinion of Gibson, Dunn & Crutcher LLP regarding the legality of securities being registered.
    8          Opinion of General Tax Counsel of Hewlett-Packard Company.
   10*         Registration Rights Agreement between the Company and Merrill
               Lynch & Co.
   12          Computation of Ratio of Earnings to Fixed Charges.
   23.1        Consent of Independent Accountants.
   23.2        Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5 to this Registration Statement).
   24*         Powers of Attorney.
   25*         Statement of Eligibility of Trustee of Form T-1.

--------
(TM) Trademark of Merrill Lynch & Co., Inc.

 *Previously filed.